Exhibit 99.1

December 27, 2019

Fellow Directors:

It has been an honor to serve as a Director of American River Bank for more than 33 years, since 1986, and as a Director of American River Bankshares since its founding. Now the time has come for me to consider my future, including travel and spending more time with my family.

After much reflection and discussion with my family and with great respect, I wish to inform you that I have chosen to retire as a director of AMRB and ARB as of December 31, 2019 and to take the next step to become a Director Emeritus as of January 1, 2020.

It has truly been an honor to serve as a Director and to participate in the success of American River Bank and American River Bankshares. I have been fortunate to have served alongside the wonderful, dedicated people who have made the Bank what it is today and who will lead it into the future.

Sincerely,

Steve Waks

Stephen H. Waks